Exhibit 22

NOTICE OF

ANNUAL GENERAL MEETING

OF SHAREHOLDERS

AND

MANAGEMENT INFORMATION CIRCULAR

May 6, 2008

STRATECO RESOURCES INC.

1225 Gay-Lussac, Boucherville, Québec J4B 7K1

NOTICE OF ANNUAL GENERAL

MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN that the Annual General Meeting of Shareholders of Strateco Resources Inc. (the Company) will be held in the Salon Richelieu of the Fairmont The Queen Elizabeth Hotel, 900 René-Lévesque Blvd. West, Montreal, Quebec, June 10, 2008 at 10:30 a.m., for the following purposes:

1.

To receive the Company’s management discussion and analysis, the audited financial statements and the auditors’ report for the financial year ended December 31, 2007;

2.

To elect the directors;

3.

To appoint the auditors and authorize the directors to fix their remuneration;

4.

To transact any other business as may properly come before the annual meeting.

A copy of the annual report containing the management discussion and analysis, the audited financial statements and the auditors’ report for the year ended December 31, 2007 is attached to this notice of meeting.  The Management Information Circular contains additional information regarding the matters to be considered at the Meeting, and is hereby deemed to be an integral part of this notice.

Boucherville, Quebec

May 6, 2008

ON BEHALF OF THE BOARD OF DIRECTORS

(signed) Guy Hébert

________________________________

GUY HÉBERT

President

The board of directors would like all shareholders to be present at the meeting. However, shareholders who are unable to attend the meeting in person are urged to complete the attached proxy form and return it to Computershare Investor Services Inc. in the envelope provided for this purpose. Proxies to be used at the meeting must be returned to Computershare Investor Services Inc. before the close of business on June 6, 2008.

STRATECO RESOURCES INC.

MANAGEMENT INFORMATION CIRCULAR

This Management Information Circular is furnished in connection with the solicitation of proxies by the management of Strateco Resources Inc. (the Company) for use at the annual general meeting of shareholders of the Company (the Meeting) to be held at the time and place and for the purposes set forth in the attached notice of meeting (the Notice) and any adjournment thereof. This solicitation will primarily be by mail, but proxies may also be solicited by directors and officers of the Company. The Company will bear all costs and expenses of this solicitation.

APPOINTMENT OF PROXIES

Persons mentioned in the accompanying form of proxy are directors of the Company. Any shareholder has the right to appoint a proxy to represent him at the Meeting other than the persons designated in the enclosed form of proxy, and may do so by crossing out the names indicated and indicating the name of such nominee in the blank space provided. A proxy does not need to be a shareholder of the Company.

Shareholders who cannot attend the Meeting are urged to complete the attached form of proxy and return it to Computershare Investor Services Inc., 100 University Avenue, 9th Floor, Toronto, Ontario, M5J 2Y1 no later than June 6, 2008, or to remit it to the secretary of the Company immediately prior to the beginning of the Meeting. If the shareholder is a corporation, the signature of an officer on said form of proxy must be duly authorized in writing.

REVOCATION OF PROXIES

A shareholder who gives a proxy may at any time revoke the proxy, by written instrument signed by the shareholder or his agent duly authorized in writing or, if the shareholder is a corporation, by an officer duly authorized in writing and deposited at the head office of the Company or with Computershare Investor Services Inc., 100 University Avenue, 9th Floor, Toronto, Ontario, M5J 2Y1 no later than June 6, 2008 or deposited with the chairman or the secretary of the Meeting, immediately prior to the beginning of the Meeting or any adjournment thereof.

ADVICE TO BENEFICIAL SHAREHOLDERS

Only registered shareholders or duly appointed proxy holders are permitted to attend and vote at the Meeting. Shareholders who do not hold their shares in their own name (the Beneficial Shareholders) are advised that only proxies from shareholders of record can be recognized and voted at the Meeting. Beneficial Shareholders who complete and return an instrument of proxy must indicate thereon the person (usually a brokerage house) who holds their shares as a registered shareholder. Every intermediary (broker) has its own mailing procedure, and provides its own return instructions, which should be carefully followed. The instrument of proxy supplied to Beneficial Shareholders is identical to that provided to registered shareholders. However, its purpose is limited to instructing the registered shareholder how to vote on behalf of the Beneficial Shareholder.

If shares are listed in an account statement provided to a shareholder by a broker, then in almost all cases those shares will not be registered in such shareholder's name on the records of the Company. Such shares will more likely be registered under the name of the shareholder's broker or an agent of such broker. In Canada, the majority of such shares are registered under the name of CDS & Co. (the registration name for The Canadian Depository for Securities, which company acts as nominee for many Canadian brokerage firms). Shares held by brokers or their nominees can only be voted (for or against resolutions) upon the instructions of the Beneficial Shareholder. Without specific instructions, brokers/nominees are prohibited from voting shares for their clients. The directors and officers of the Company do not know for whose benefit the shares registered in the name of CDS & Co. are held.

Brokers and other intermediaries are required to request voting instructions from Beneficial Shareholders prior to shareholder meetings. Brokers and other intermediaries have their own procedures for sending materials and their own guidelines for the return of documents; these instructions are to be followed to the letter by the Beneficial Shareholder if the voting rights attached to their shares are to be cast at the Meeting. In Canada, most brokers now delegate the responsibility of obtaining their clients’ instructions to Broadridge Canada Inc. (Broadridge).

Beneficial Shareholders who receive a voting instruction form from Broadridge may not use said form to vote directly at the Meeting. If you have questions on how to exercise voting rights attached to shares held through a broker or other intermediary, please contact the broker or intermediary directly.

Although a Beneficial Shareholder will not be recognized at the Meeting for the purposes of directly exercising voting rights attached to shares registered in the name of his broker (or a representative thereof), he may attend the Meeting as proxy of the registered shareholder and, as such, exercise the voting rights attached to such shares.

Unless otherwise indicated in this Management Information Circular and in the attached form of proxy and Notice, the term shareholders shall mean registered shareholders.

VOTING OF SHARES REPRESENTED BY PROXIES

The voting rights conferred by the common shares (the Shares) and for which proxy is given by the duly-signed form in favour of the persons designated therein shall be exercised in the manner indicated whenever a ballot is taken at the Meeting. When a ballot is taken with respect to the election of directors or the appointment of auditors, the voting right conferred by the Shares shall be exercised for the same purposes and in the manner indicated in the appropriate paragraphs of this circular unless an abstention from voting for the election of directors or the appointment of auditors is stipulated in the proxy.

The directors soliciting the proxy undertake to carry out the instructions given by a shareholder in the proxy form. If no instruction is given, the votes will be cast in favour of the adoption of the resolutions set forth in the Notice. The accompanying form of proxy confers discretionary power with respect to amendments to the matters identified in the Notice and any other matters that may properly come before the Meeting, except for the election of a director who is not named as a nominee in the circular. To date, directors of the Company have no knowledge of any amendment to the questions discussed in the Notice or any other question that could be brought before the Meeting.

RECORD DATE

The Company has set May 2, 2008 as the record date for the Meeting. Only shareholders of record as at that date are entitled to receive the Notice as well as all other material pertaining to it.

Any person who acquires Shares after the record date is entitled to vote such Shares if said person can provide the share certificate(s) registered in his name or establish in another manner his ownership of the shares and requests that his name be registered on the shareholders’ list at least two days prior to the Meeting.

VOTING SHARES AND PRINCIPAL HOLDERS OF VOTING SHARES

At May 6, 2008, 114,898,867 Shares of the Company were issued and outstanding. Each Share confers the right to one vote upon its holder duly registered on May 2, 2008, the reference date that determines which shareholders are entitled to receive the Notice and vote at the Meeting. To the knowledge of the management of the Company, at the date hereof, no person exercised control, directly or indirectly, over more than 10% of the Company’s issued and outstanding Shares.

PERSONS WITH INTERESTS IN CERTAIN MATTERS ON THE AGENDA

At the date hereof, to the knowledge of the management of the Company and with the exception of the information disclosed elsewhere in this circular, no person has any interest by way of beneficial ownership of securities or otherwise in any matter on the agenda.

_________________ / _________________

BUSINESS TO BE DEALT WITH AT THE MEETING

1.

DIRECTORS’ REPORT AND AUDITED FINANCIAL STATEMENTS (Item No. 1 on the Notice)

The management discussion and analysis and the audited financial statements for the year ended December 31, 2007, together with the auditors’ report thereon, will be presented before the Meeting. The audited financial statements are attached to the Company’s 2007 management discussion and analysis that was mailed to the shareholders and can be consulted on the Company’s website at www.stratecoinc.com.

2.

ELECTION OF DIRECTORS (Item No. 2 on the Notice)

Pursuant to the general by-laws, the business of the Company is managed by a Board of Directors consisting of a minimum of three and a maximum of fifteen directors; there are currently six directors of the Company. Unless he resigns or his office becomes vacant upon his death or for any other reason in accordance with the Company’s by-laws, each director elected at the Meeting holds office until the date of the next annual meeting or until his successor is elected or appointed.

The persons named in the attached proxy form intend to vote in favour of the election of the nominees named hereunder, unless the shareholder signing a proxy has indicated his desire to abstain from voting regarding the election of directors.

Management of the Company does not contemplate that any of the nominees will be unable or unwilling, for any reason, to serve as a director.

Name, Municipality of Residence and Office Held within the Company	Director Since	Common Shares Over which Control is Exercised (1)	Principal Occupation
Guy Hébert Boucherville, Quebec President, Chief Executive Officer and director	13/04/00	4,482,614 (2)	President, Chief Executive Officer and director of the Company
Jean-Pierre Lachance, Saint-Hubert, Quebec Executive Vice President and director	13/04/00	198,600	Executive Vice President of the Company
Marcel Bergeron(3) Town of Mount Royal, Quebec Director	21/03/07	0	General Manager, Devimco Inc.
Robert Desjardins (3) Repentigny, Quebec Director	31/10/01	100,000	President of Robert G. Desjardins et Associés inc.
Henri Lanctôt Town of Mount Royal, Quebec Secretary and director	24/01/07	50,375	Lawyer, Gowling Lafleur Henderson LLP
Jean-Guy Masse (3) Montreal, Quebec Director	13/04/00	43,000	President and director of Northern Precious Metals Funds Inc.

(1)

Information relating to the Shares over which control or direction is exercised was provided by the nominees as of April 24, 2008;

(2)

Mr. Hébert holds 232,000 Shares directly and 4,250,614 Shares through a company controlled by him;

 (3)

Audit committee member

All the above nominees were elected directors at the previous shareholders meeting held on June 12, 2007, for which the notice of meeting included a Management Information Circular. The mandate of directors mentioned above expires at the date of the next annual general meeting of shareholders.

Messrs. Hébert and Lachance devote 75% and 100% of their time respectively to the Company’s business while the other directors devote less than 5% of their time.

Messrs. Guy Hébert and Jean-Pierre Lachance were directors and officers of Lyon Lake Mines Ltd. (“Lyon Lake”). The Autorité des Marchés Financiers and the British Columbia Securities Commission issued two cease trading orders on the shares of Lyon Lake, the first from July to November 2000 and the second from May 2001 to the present. Lyon Lake ceased its activities on May 8, 2001. All the directors resigned, and Guy Hébert was named as Lyon Lake’s agent. The shares of Lyon Lake were delisted from the TSX Venture Exchange on February 26, 2003.

Jean-Guy Masse was the president and a director and Guy Hébert was a director of Orléans Resources Inc., which filed a proposal to its creditors that was accepted by them on April 27, 1999 and finalized on July 9, 1999.

3.

COMPENSATION OF EXECUTIVE OFFICERS

Pursuant to the regulations of the Securities Act, this section covers the Chief Executive Officer, the Chief Financial Officer and the three executive officers other than the Chief Executive Officer and the Chief Financial Officer who hold senior management positions and whose total salary and bonus exceed $150,000. Guy Hébert, President and Chief Executive Officer, Pauline Comtois, Chief Financial Officer, and Jean-Pierre Lachance, Executive Vice President, are the Company executives concerned.

During the year ended December 31, 2007, the Company did not pay any compensation to its executive officers, except for stock option grants. Services provided to the Company by Guy Hébert and Jean-Pierre Lachance are paid for by BBH Géo-Management Inc.. (“BBH”) pursuant to a services agreement between the Company and BBH, and Pauline Comtois, accountant (CGA) provides the Company with the services of a Chief Financial Officer on a contract basis.

BBH is a company that provides administrative and project management services pursuant to companies in the mining exploration and real estate industries. Guy Hébert, the Company’s president, is the sole director of BBH and indirectly controls BBH.

During the year ended December 31, 2007, the Company paid $643,000 to BBH for general and administrative expenses.

The Company also paid management fees of $1,823,000 and consultant and subcontractor fees of $1,145,000 to the same company.

Compensation Table

		Annual Remuneration			Long-term Compensation
					Awards		Payouts
Name and primary occupation of executive officers	Year	Salary $	Bonus $	Other annual remuneration $	Securities under option/SAR grant (#)	Restricted shares or units $	LTIP Payouts (4) $	Other compensation $
Guy Hébert, President and Chief Executive Officer	2007	138,245(1)	_	_	250,000	_	_	_
	2006	147,255(1)	_	152, 000(2)	0	_	_	_
	2005	111,062(1)	_	_	500,000	_	_	_
Pauline Comtois, Chief Financial Officer	2007	9,862(3)	_	_	50,000	_	_	_
Jean-Pierre Lachance, Executive Vice President	2007	195,612(1)	_	343,500(2)	150,000	_	_	_
	2006	128,141(1)	_	288,500(2)	100,000	_	_	_
	2005	102,225(1)	_	-	600,000	_	_	_

(1)

These amounts represent the funds paid by BBH Géo-Management Inc., a management company, to Messrs. Guy Hébert and Jean-Pierre Lachance for services rendered to the Company;

(2)

These amounts represent the value of stock options exercised during the year, being the difference between the price paid by the senior officer in question to acquire a security of the Company and the fair market value of the security at the time of purchase;

(3)

Ms. Comtois, an accountant (CGA), was appointed Chief Financial Officer on April 25, 2007; the amount represents the compensation paid by the Company from April 1, 2007 to December 31, 2007;

(4)

The Company does not have a long-term incentive plan (LTIP).

Stock Option Plan

The Company has a stock option plan for its executive officers, directors and consultants. A total of 10,654,586 common shares are reserved for issuance under the plan. The maximum number of options that can be granted to any participant cannot exceed 5% of the issued and outstanding shares of the capital stock. The exercise price of the options granted may not be less than the discounted market price of the common shares on the TSX Venture Exchange at the time the options are granted. The options granted are valid for a period established by the Board of Directors, not to exceed five years from the date the options are granted.

The Company has no stock appreciation rights (SAR) plan.

During the financial year ended December 31, 2007, the Company granted 450,000 stock options to three executive officer under the terms of the stock option plan, as described in the following table:

Executive officer	Securities under option	Percentage of total options granted to employees during the year	Exercise or base price $/ security	Market value of the securities under option on the award date $ / security	Éxpiry
Guy Hébert, President and Chief Executive Officer	250,000	16.10%	$3.37	$3.37	11/04/2012
Pauline Comtois, Chief Financial Officer	50,000	3%	$2.86	$2.86	20/03/2012
Jean-Pierre Lachance, Executive Vice President	150,000	9.70%	$3.37	$3.37	11/04/2012

The following table shows the options exercised during the financial year by executive officers and the year-end value of unexercised options at December 31, 2007:

Executive officer	Securities acquired on exercise of option (#)	Aggregate value realized ($) (1)	Unexercised options at year-end -------//-------- Exercisable/ Unexercisable	Value of unexercised in-the-money options at year-end -------//-------- Exercisable/ Unexercisable
Guy Hébert, President and director	0	0	550,000 / 0	$720,000 / 0
Pauline Comtois, Chief Financial Officer	0	0	50,000 / 0	$0 / 0
Jean-Pierre Lachance, Executive Vice President and director	150,000	277,500	350,000 / 0	$467,500 / 0

(1)

Whenever an option is exercised, the aggregate value realized is the difference between the market value on the date of the exercise of the option and the exercise price, multiplied by the number of shares.

EXECUTIVE COMPENSATION REPORT

The board of directors does not have a compensation committee; the board deals with executive compensation during its annual review of the services contract with BBH Géo-Management Inc.  The board of directors ensures that executive compensation paid by BBH Géo-Management Inc. and billed to the Company under the terms of the services contract is fair relative to comparable positions and duties at companies with similar operations to those of the Company. Pauline Comtois, accountant (CGA), acts as the Chief Financial Officer and provides accounting services on a contract basis, and is paid by the Company.  The total compensation paid to executives consists of remuneration and stock options under the stock option plan.

Remuneration

The remuneration paid by BBH Géo-Management Inc. for services rendered to the Company by its executive officers is fixed on an annual basis and revised each year, taking into account the duties and performance of each senior officer and the results of the Company’s activities, in terms of the success of exploration, promotion and financing.

Stock Options

The Company’s stock option plan is designed to attract and retain executives. In addition to being an important element of the long-term incentive compensation offered by the Company, the stock option plan is designed to reward and secure the loyalty of employees and people and companies who provide the Company with consultation and management services. (See under “Terms of the Stock Option Plan”).

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER FOR LAST YEAR

Guy Hébert has been the President and Chief Executive Officer of the Company since it was incorporated on April 13, 2000. Mr. Hébert devotes 75% of this time to the business of the Company, and as such, received compensation of $138,245 from BBH Géo-Management Inc., a management company. During the year ended December 31, 2007, the Company granted Mr. Hébert stock options as shown in the above table showing stock options granted to executives. Mr. Hébert’s compensation is fixed annually by the board of directors during the annual review of the Company’s services contract with BBH Géo-Management Inc.  See under “Executive Compensation”.

Equity Compensation Plan Information as at December 31, 2007

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plan (excluding securities reflected in column (a))
Stock option plan Equity compensation plans approved by security holders	2,106,500	$2.06	5,703,586
Equity compensation plans not approved by security holders	N/A	N/A	N/A
Total:	2,106,500	$2.06	5,703,586

Terms of the Stock Option Plan

The stock option plan (the “Plan”) for directors, officers, employees of the Company’s service providers and people or companies offering consulting and management services to the Company on a regular basis has been in place since May 9, 2000. The main terms of the Plan are as follows:

-

The maximum number of shares that can be issued under the plan is limited to 10,654,586 shares;

-

The maximum number of options that can be reserved or granted to any participant may not exceed 5% of the Company’s issued and outstanding shares;

-

The strike price of the options granted may not be less than the weighted average price based on the volume of shares listed, namely the coefficient obtained by dividing the total value by the total volume of shares traded  on the Toronto Stock Exchange for the five days preceding the option grant;

-

The options granted are valid for a maximum of five years;

-

The options granted may not be assigned or transferred; and

-

In the event of early retirement, resignation or termination of employment, the options granted to the participant expire within ninety days of the date of termination of employment, subject to the expiration date of the options. In the case of death, the options granted to the participant expire 12 months following the death, subject to the expiration date of the options.

Liability Insurance

The Company has an insurance policy that provides directors’ and officers’ liability coverage of $5,000,000 per event. The Company paid an annual premium of $18,639 for the policy during the financial year.

Termination of Employment, Change in Responsibilities and Employment Contract

There are no employment contracts between the Company and its executive officers, nor is there any compensatory mechanism that may be triggered in the event of a change of control of the Company or a change in executive officers’ responsibilities pursuant to a resignation, retirement or any other termination of employment with the Company. Messrs. Hébert and Lachance are employees of BBH Géo-Management Inc., not of the Company.  Pauline Comtois, Chief Financial Officer, provides the Company with accounting services on a contract basis.

Directors’ Fees

The external directors receive fees of $800 for each board meeting they attend and $1,000 for each audit committee meeting they attend, with the exception of those directors who are also executive officers of the Company and Mr. Lanctôt, Corporate Secretary. The external directors received an aggregate of $19,564 in fees for the year ended December 31, 2007.  In addition, during the year ended December 31, 2008, 75,000 shares at a strike price of $3.37 per share were granted to directors who are not officers, 250,000 options were granted to Mr. Hébert, Chief Executive Officer, and 150,000 options were granted to Mr. Lachance, Executive Vice President, under the terms of the Company’s stock option plan. Aside from stock options granted to directors under the stock option plan, directors do not receive any other fee or benefit from the Company.

Loans to Directors and Officers

At the date hereof, no director, nominee as director or officer or anyone associated with them owed any amount to the Company.

4.

APPOINTMENT OF AUDITORS (Item No. 3 on the Notice)

PETRIE RAYMOND, LLP, Chartered Accountants (PETRIE RAYMOND) have been the Company’s auditors since May 12, 2004. The fees paid to PETRIE RAYMOND in the past two years are shown in the table below:

Fees for the last two financial years

	2007 $	2006 $
a) Audit fees for the year ended December 31,	25,000(1)	25,000
b) Fees for services related to the review of March 31, June 30 and September 30	15,000(1)	13,493
c) Fees for tax services – Income tax returns	3,500	3,500
Total	43,500	41,993

(1)  Estimated amount

Management of the Company proposes that PETRIE RAYMOND, LLP, Chartered Accountants, be appointed as auditors of the Company until the next annual meeting of shareholders of the Company and that the Board of Directors be authorized to fix their remuneration.

The persons named in the accompanying form of proxy intend to vote for the appointment of PETRIE RAYMOND, LLP, chartered accountants, as the Company’s auditors at the Meeting and to authorize the directors to fix their remuneration, unless the shareholder signing the proxy has indicated his intention to abstain from voting regarding the appointment of the auditors.

Performance Chart

The following chart and table show the cumulative return for shareholders of the Company based on a $100 investment on January 1, 2003 to December 31, 2007, compared to the cumulative global return for shareholders based on a similar investment in the TSX Composite Index for the same period.

CORPORATE GOVERNANCE PRACTICES

BOARD OF DIRECTORS

Independence of Directors

The Board of Directors currently consists of six directors. Jean-Guy Masse and Robert Desjardins are independent directors. Marcel Bergeron was appointed director of the Company on March 31, 2007 to replace Francine Bélanger, who passed away on November 8, 2006. Up until June 2006, Mr. Marcel Bergeron was a partner of Petrie Raymond LLP, chartered accountants  (“Petrie Raymond”), the Company’s auditors. Mr. Bergeron was the partner in charge of the Company’s account at Petrie Raymond; because of this relationship, he will only be considered an independent director as of June 2009. Nevertheless, when he was appointed as a director, the directors of the Company determined that Mr. Bergeron is able to exercice the impartial judgment necessary to fulfil his responsibilities as a director and member of the audit committee, and that his appointment is in the best interest of the Company and of the shareholders. Guy Hébert, President, Jean-Pierre Lachance, Executive Vice President, and Henri Lanctôt, Secretary, are not considered independent directors.

The independent directors did not meet without the presence of non-independent directors except in the case of the audit committee. In order to assure the independence of the independent directors, the audit committee, which consists of a majority of independent directors, has full authority to review the financial statement and management discussion and analysis on a quarterly basis and the annual financial statements and management discussion and analysis for the previous year ended December 31 in March of each year, to question the auditors and the employees in charge of the Company’s finance department, to examine and comment on any of the Company’s medium- and long-term obligations, and to review, analyse and comment on the Company’s budget.

The board of directors is chaired by Guy Hébert, President and Chief Executive Officer, and Jean-Guy Masse, an independent director, acts as the lead director. With the President and Chief Executive Officer, the lead director establishes the agenda items for each meeting, including the matters presented by the audit committee. The audit committee constitutes a forum for the independent directors to comment on the Company’s activities and identify matters to be dealt with at board of director meetings.

During fiscal 2007, the board of directors held seven meetings, at which all the directors were present with the exception of Henri Lanctôt, who attended five meetings, and  Marcel Bergeron, who attended four meetings.

Mandate of the Board of Directors

The mandate of the board of directors is to contribute, together with management, to building a strong, healthy and competitive business. The board of directors participates with management in the development of the Company’s policies and objectives, long-term strategic planning and risk management.

Job Description

The board of directors has not created any written description for the position of the president and chief executive officer, chairman of the board or chairman of the audit committee, other than those contained in the Company’s bylaws.

The corporate objectives that the chief executive officer is responsible for achieving along with the other executives are based on a corporate strategy and budget approved each year by the board of directors.

Orientation and Continuing Education

The directors stay informed and receive copies of all required information and updates at meetings of the board of directors and audit committee. Due to the small number of directors and the emerging nature of the Company, there is no formal continuing education program.

Ethical Business Conduct

The board of directors is careful to apply the measures in the Company’s Code of Ethics, particularly with regard to questions of conflict of interest, in order to encourage and foster an ethical business culture. The Code of Ethics can be consulted on the Company’s website at www.stratecoinc.com. Anyone interested may request a free copy of the Code from the Company’s head office.

Nomination of Directors

The current members of the Company’s board of directors are reviewed before being nominated at the annual meeting of shareholders, by assessing their potential and actual involvement in protecting the Company’s interests the previous year and their experience and expertise in the areas of geology, administration and accounting. New nominees are selected on the basis of industry references.

The board of directors has also approved a policy of considering that a director who has sat on the board of directors for several years has a deeper knowledge of the Company and its history, which enables him to take more enlightened decisions at meetings of the board of directors. The board of directors does not have a nomination committee.

Compensation

The Company does not have a compensation committee, as the directors and officers do not receive any compensation directly from the Company other than  stock options, directors’ fees, reimbursement of expenses in the case of external directors only.

However, every three years, the directors approve the services contract with BBH Géo-Management Inc. in the absence of Guy Hébert, President and director of the Company, who is also a director of BBH Géo-Management Inc. This contract provides for the consulting fees, including those services provided by its executive officers, which BBH Géo-Management Inc. reviews annually and charges to the Company. For the services contract, fee proposals are submitted annually to the board of directors by the chief executive officer. Executive compensation consists of annual remuneration and stock options issued under the plan.

OTHER BOARD COMMITTEES

The Company has only one committee, namely the audit committee.

During the financial year, the audit committee consisted of Jean-Guy Masse, Robert Desjardins and Marcel Bergeron. The audit committee meets several times a year to review the Company’s financial position, examine and recommend approval of the quarterly financial statements, the audit mandates and the interim and audited annual management discussion and analysis, question the auditors and approve their fees, and assess the Company’s performance, investments and mining properties portfolio. The audit committee held four meetings during the financial year ended December 31, 2007. The Audit Committee Charter is attached to this circular as Schedule A.

The following is a brief summary of the education and experience of each member of the audit committee that is relevant to the performance of his responsibilities as a member of the audit committee.

Jean-Guy Masse has been President of Northern Precious Metals Funds Inc. since 2003 and President of Masvil Capital Inc. since 1992. He was President of Orléans Resources Inc. from 1992 to 1998 and Executive Vice-President of Dundee Capital Inc. and President and Chief Executive Officer of CMP Fund Management Ltd. from 1984 to 1992. Mr. Masse is also a director of mining companies listed on the TSX Venture Exchange. Mr. Masse holds a B.Sc.A from the École Polytechnique in Montreal and an M.Sc. from Stanford University, California, U.S.A. He has also been a member of the Montreal CFA Society since September 1995.

Robert Desjardins holds a Bachelor’s Degree in Commerce from the École des Hautes Études Commerciales (HEC Montréal) and is a member of the Corporation professional des administrateurs agréés du Québec. He has been President of Robert G. Desjardins & Associates Inc., a firm specializing in corporate finance and the development of financial products, since 1989.

Marcel Bergeron earned a bachelor’s degree in accounting science from Université du Québec à Montréal (UQUAM) in 1981, and has been a member of the Ordre des Comptables en Management Accrédités du Québec since June 1981 and of the Ordre des Comptables Agréés du Québec since December 1983. He was a partner at  Petrie Raymond, chartered accountants, the Company’s auditors, from July 1990 until June 2006, when he became the general manager of DeVimco Inc., a real estate management company.

The audit committee for the 2008 financial year is composed of two independent directors, Robert Desjardins and Jean-Guy Masse and a third director, Marcel Bergeron, who is not considered “independent” as defined in the Multilateral Instrument 52-110 – Audit Committee.

Assessment

The board of directors ensures that the board itself and the audit committee perform effectively by seeking advice from its legal counsel, consultants and collaborators and the auditors as to any possible shortfalls and takes prompt corrective measures as required. There is currently no formal mechanism to assess the effectiveness of the board of directors, its audit committee or its members. While there is no official mechanism for this, the directors are free to discuss specific matters among themselves or with senior officers at any time.

OTHER ITEMS ON THE AGENDA

Management of the Company is not aware of any amendment regarding the matters on the agenda set forth in the Notice nor of any other matters which may properly come before the Meeting other than those set forth in the Notice. However, if amendments to the matters on the agenda set forth in the Notice or other matters properly come before the Meeting, the accompanying form of proxy confers discretionary authority upon those persons named therein for the purposes of voting according to their best judgement on amendments or any other matters, except the election of a director who is not a nominee named in the circular.

SHAREHOLDER PROPOSALS

Any shareholder wishing to present a proposal at the 2009 annual meeting must send such proposal to the Company before January 31, 2009 so that it may be included in the proxy solicitation documents for that annual meeting.

ADDITIONAL INFORMATION

Financial information on the Company is provided in the comparative financial statements and management discussion and analysis for Company’s last financial year ended December 31, 2007.

Shareholders can obtain additional information on the Company on the SEDAR website at www.sedar.com or by making a request to the Company’s head office, 1225, Gay-Lussac, Boucherville, Québec J4B 7K1.

APPROVAL OF CIRCULAR

The Board of Directors of the Company has approved the contents of this Management Information Circular and the sending of this Management Information Circular to the shareholders.

Dated May 6, 2008.

ON BEHALF OF THE BOARD OF DIRECTORS

(signed) Guy Hébert

_____________________________________

Guy Hébert,

President

SCHEDULE A

STRATECO RESOURCES INC.

AUDIT COMMITTEE CHARTER

Constitution, Composition and Quorum

The board of directors of the company has appointed an audit committee comprised of a minimum number of three directors, all of whom should be financially literate in accordance with the applicable laws, by-laws and policies with respect to securities including Multilateral Instrument 52-110. The majority of the members of the audit committee must be independent directors. Each member of the audit committee must, amongst other things, be able to read and understand financial statements. The majority of the members must be Canadian residents. A majority of the members of the committee constitute quorum. The audit committee has the authority to appoint a chairman and a vice chairman.

Powers and Authority

In the performance of its mandate, the committee has the right to examine the books, registers and accounts of the Company and its subsidiaries and to discuss such matters as well as any question concerning the financial situation of the Company or its subsidiaries with the officers and with the auditors of the Company and its subsidiaries.

The external auditor reports directly to the audit committee, and the committee has the power to communicate directly with the external auditor. The external auditor is present at all of the meetings of the committee where reports or financial statements that it has prepared or where public communications based upon these reports or financial statements are examined or approved by the committee. The external auditor can also be invited to other meetings. The chairman of the committee must convene a meeting of the audit committee if requested to do so by the external auditor. The audit committee meets privately with the external auditor, without management being present, at least once per year during the presentation of the annual financial statements and at any time upon request.

The committee has the right to require any employee of the company to discuss any question concerning the company’s financial reporting and may and shall investigate any complaint or concern raised with regard to accounting, internal accounting controls or the audit.

If the audit committee deems it appropriate, it can retain legal counsel or other independent counsels to assist it in fulfilling its duties and responsibilities, and it has the power and authority to approve and ensure the payment of their fees and disbursements.

Delegation

The audit committee cannot delegate to management any of the responsibilities that are part of its mandate. However, the committee may delegate to one or more of its independent members the authority to pre-approve non-audit services, provided that the pre-approval is presented to the audit committee at its first scheduled meeting following such a pre-approval and all of the conditions of Multilateral Instrument 52-110 - Audit Committee and of the pre-approved audit committee approval policies are met.

Reports

The audit committee must report to the directors on or about its work, activities and decisions at the meeting of the board of directors following the meeting of the audit committee, providing information on all topics discussed, decisions taken, means used to study and examine the reports, statements and documents submitted, as well as the level of satisfaction of the members of the committee therewith, unresolved issues, disagreements and decisions taken.

Compensation

The board of directors determines the compensation to be received by the members of the audit committee for their services.

Audit Committee Mandate and Duties

1.

The audit committee must recommend to the board of directors:

i)

the external auditor to be appointed for the purpose of preparing or issuing an auditor's report or performing other audit, review or attest services for the company; and

ii)

the compensation of the external auditor.

2.

The audit committee must be directly responsible for overseeing the work of the external auditor engaged for the purpose of preparing or issuing an auditor's report or performing other audit, review or attest services for the company, including the resolution of disagreements between management and the external auditor regarding financial reporting.

3.

The audit committee must pre-approve all non-audit services to be provided to the company or its subsidiaries by the company's external auditor.

4.

The audit committee must review the company's financial statements, management discussion and analysis and annual and interim earnings press releases before the company publicly discloses this information.

5.

The audit committee must be satisfied that adequate procedures are in place for the review of the company's public disclosure of financial information extracted or derived from the company’s financial statements, other than the public disclosure referred to in subsection 4, and must periodically assess the adequacy of those procedures.

6.

The audit committee must establish procedures for:

i)

the receipt, retention and treatment of complaints received by the company regarding accounting, internal accounting controls, or auditing matters; and

ii)

the confidential, anonymous submission by employees of the company of concerns regarding questionable accounting or auditing matters.

7.

The audit committee must review and approve the company's hiring policies regarding partners, employees and former partners and employees of the present and former external auditor of the company.

Boucherville, April 12, 2005